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                      August 1, 2023

       Calvin Kung
       Chief Executive Officer
       Finnovate Acquisition Corp.
       The White House
       20 Genesis Close, George Town
       Grand Cayman, Cayman Islands

                                                        Re: Finnovate
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed April 13,
2023
                                                            File No. 001-41012

       Dear Calvin Kung:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation